Exhibit 3.2
WHEELER REAL ESTATE INVESTMENT TRUST, INC.
ARTICLES OF AMENDMENT

Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Immediately prior to the Effective Time (as defined below) of these Articles of Amendment, the charter of the Corporation (the “Charter”) was amended to effect a one-for-two reverse stock split (the “Reverse Stock Split”) such that every two shares of common stock of the Corporation that were issued and outstanding immediately prior to the effective time of the Reverse Stock Split were automatically converted into and classified as one issued and outstanding share of common stock of the Corporation, with the result that the par value of the issued and outstanding shares of common stock was automatically increased from $0.01 per share to $0.02 per share, and the Corporation’s Board of Directors desires to reduce the par value of the issued and outstanding shares of common stock back down to $0.01 per share so that the per share par value and the aggregate par value of the issued and outstanding shares of common stock remain the same as they were immediately prior to the Reverse Stock Split.

SECOND: The Charter is hereby amended to change the par value of the shares of common stock that are issued and outstanding as of the Effective Time to $0.01 per share.

THIRD: The effect of the amendment to the Charter set forth in ARTICLE SECOND hereof (the “Amendment”) is that the Corporation shall continue to have authority to issue 200,000,000 shares of common stock, $0.01 par value per share, and 15,000,000 shares of preferred stock, without par value per share, for an aggregate par value of all authorized shares of stock, both immediately prior to and after the Reverse Stock Split, of $2,000,000.

FOURTH: The Amendment (i) was approved by the Board of Directors of the Corporation pursuant to a unanimous written consent of directors in lieu of a meeting thereof dated November 13, 2025 and (ii) is limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law to be made by the Board of Directors without action by the stockholders of the Corporation.

FIFTH: The Amendment does not increase the authorized stock of the Corporation.

SIXTH: These Articles of Amendment shall be effective (the “Effective Time”) at 5:01 p.m., Eastern Time, on November 28, 2025.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Chief Executive Officer and President and witnessed and attested by its Secretary on November 24, 2025 and such persons acknowledged the same to be the act of said corporation, and that to the best of their knowledge, information and belief, all matters and facts stated herein are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:    WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By: /s/ Crystal Plum             By:    /s/ M. Andrew Franklin
Name:    Crystal Plum             Name:    M. Andrew Franklin
Title:    Secretary                Title:    Chief Executive Officer and President

[Signature Page to Articles of Amendment - Wheeler Real Estate Investment Trust, Inc.]